Exhibit 4.1

CONVERTIBLE PROMISSORY NOTE PURCHASE AGREEMENT

Effective Date: June 25, 2024

This convertible promissory note purchase agreement, dated as of the Effective Date (this “Agreement”), is entered into by and between Rivian Automotive, Inc., a Delaware corporation (the “Company”) and Volkswagen International America Inc., a Delaware corporation (“Investor”). Capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to them in the Note (as defined below).

RECITALS

WHEREAS, the Company has authorized the sale and issuance of a senior convertible promissory note substantially in the form attached hereto as Exhibit A (the “Note”), in an aggregate principal amount not in excess of $1,000,000,000, pursuant to the terms and conditions of this Agreement.

WHEREAS, Investor desires to purchase from the Company, and the Company desires to issue and sell to Investor, the Note on the terms and conditions set forth in this Agreement.

WHEREAS, the Company and Investor have agreed to the automatic conversion of the principal amount of the Note into shares of the Company’s Class A common stock, $0.001 par value per share (the “Common Stock”) on the terms and conditions set forth in the Note and this Agreement.

NOW THEREFORE, in consideration of the foregoing, and the representations, warranties and conditions set forth below, the Company and Investor, intending to be legally bound, hereby agree as follows:

1	Purchase and Sale of the Note

1.1	Sale and Issuance of the Note

Subject to the terms and conditions of this Agreement, Investor agrees to purchase and the Company agrees to sell and issue to Investor a Note with a principal amount equal to $1,000,000,000 (the “Offering Amount”) at the Closing (as defined below).

1.2	Closing

The purchase and sale of the Note (the “Closing”) shall take place on the Closing Date at the offices of Linklaters LLP, 1290 Avenue of the Americas, New York, New York 10104, or otherwise remotely via an exchange of electronic copies of documents and signatures, subject to the satisfaction or waiver of the conditions precedent to the Closing set forth in Section 1.3 below as of the Closing Date. The “Closing Date” shall mean the second business day after the conditions precedent to the Closing set forth in Section 1.3 below have been satisfied or waived, or such other date that the Company and Investor may agree upon in writing.

On the Closing Date, the Company shall deliver to Investor the duly executed Note with a principal amount equal to the Offering Amount against payment of a purchase price equal to the Offering Amount (the “Purchase Price”). The Purchase Price shall be paid on the Closing Date by or on behalf of Investor by wire transfer of immediately available funds for the account of the Company to account number [***].

1.3	Conditions Precedent

The obligations of the Company and Investor to consummate the transactions contemplated under this Agreement are subject to the satisfaction, on the Closing Date, of the following conditions:

1.3.1

the representations and warranties of the Company set forth in Section 3 hereof shall be true and correct in all material respects, except to the extent such representations and warranties are made as of another date, in which case such representations and warranties will be true and correct in all material respects as of such other date;

1.3.2

the representations and warranties of Investor set forth in Section 4 hereof shall be true and correct in all material respects, except to the extent such representations and warranties are made as of another date, in which case such representations and warranties will be true and correct in all material respects as of such other date;

1.3.3	the Company and Investor shall have made a public announcement on the Effective Date of their intention to form a joint venture (the “Joint Venture”);

1.3.4

the Company and Investor shall have entered into a term sheet required to be filed with applicable regulatory authorities to obtain antitrust and any other applicable regulatory approvals in connection with the formation of the Joint Venture and the issuance of the Conversion Shares (as defined below) pursuant to this Agreement (the “Term Sheet”); and

1.3.5

the Company shall have delivered to the Investor a certificate, dated as of the Effective Date, executed by a duly authorized director or officer of the Company, certifying that (i) the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated thereby and (ii) the filing of the Term Sheet by Investor with the applicable regulatory authorities have been approved and/or ratified by the Company’s board of directors (the “Board”).

2	Conversion

2.1	Automatic Conversion of the Note

Subject to the terms and conditions of the Note and the satisfaction of the Conversion Conditions (as defined below), the outstanding principal amount of the Note plus any accrued and unpaid interest thereon (the “Outstanding Amount”) shall automatically be converted into a number of shares of Common Stock (the “Conversion Shares”) upon the satisfaction of the Conversion Conditions (as defined below). The date on which the Outstanding Amount shall automatically convert into the Conversion Shares (the “Conversion”) shall be referred to as the “Conversion Date.” This Note shall not otherwise be convertible, except pursuant to Section 2.6 of the Note.

2.2	Conditions Precedent to Conversion

The Conversion is subject to the satisfaction of the following conditions (collectively, the “Conversion Conditions”):

2.2.1

Receipt by Investor of evidence that merger control clearance by the German Federal Cartel Office (the “Bundeskartellamt”) has been obtained or such clearance is deemed to have been obtained under the German Act Against Restraints of Competition (“GWB”), in particular because of lapse, expiration or termination of the waiting period or because jurisdiction has been declined, without the transactions contemplated hereby having been prohibited by the Bundeskartellamt.

2.2.2	Expiration of all applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Acts of 1976, as amended (the “HSR Act”).

The Company and Investor shall each use their commercially reasonable efforts to obtain the required approvals, consents, actions or nonactions, and/or the expiration or termination of applicable waiting periods under the HSR Act and GWB with respect to the Agreement, including using commercially reasonable efforts to make an appropriate response as promptly as reasonably practicable to any requests for additional information or documents by such government regulator.

The Company and Investor shall cooperate with one another in connection with any such filing and in connection with resolving any investigation or other inquiry of any government regulator to achieve the satisfaction of the Conversion Conditions as soon as practicable after the Effective Date. The Company and Investor shall jointly determine and direct the strategy and process by which the parties will seek required approvals. To the extent not prohibited by law, the Company and Investor each shall furnish to the other party information reasonably required to resolve and respond to any such investigation, shall give each other reasonable prior notice of any communication with any government regulator and permit representatives of the other party to attend any such meeting or teleconference, and shall provide reasonable opportunity to review in advance and comment on drafts of filings and submissions.

For the avoidance of doubt, neither the Company nor Investor shall be obliged to accept any remedies (i.e., conditions, obligations or other requirements, including, but not limited to any requirement to sell, license, assign, transfer, divest, hold separate or otherwise dispose of any assets, business or portion of its business, conduct, restrict operate, invest or otherwise change the assets, business or portions of its business in any manner, or impose any restriction, requirement or limitation on the operation its business or portion of its business) to which the consents, approvals, orders and authorizations set out in Sections 2.2.1 and 2.2.2 of this Agreement are subject, and any such non-acceptance shall not constitute a breach of their obligations set forth in this Section 2.2; provided, however, that any contemplated or proposed remedies notwithstanding, each of the Company and Investor shall use their commercially reasonable efforts to achieve the satisfaction of the Conversion Conditions as soon as practicable after the Effective Date.

3	Company’s Representations and Warranties

The Company hereby represents and warrants to Investor that all of the following statements are true and complete as of the Effective Date and will be true and complete as of the Closing Date as though made on such Closing Date:

3.1	Organization and Validity

The Company (i) has been duly incorporated, is validly existing as a corporation and in good standing under the laws of the State of Delaware; (ii) has the corporate power and authority to own or lease its property and carry on its business as now conducted; and (iii) is duly qualified to transact business and is in good standing in each jurisdiction (to the extent the concept of good standing or an equivalent concept is applicable in such jurisdiction) in which the conduct of its business or its ownership or leasing of property requires such qualification, except to the extent that the failure to be so qualified would not reasonably be expected to have a material adverse effect on the business, prospects, properties, operations, condition (financial or otherwise) or results of operations of the Company and its subsidiaries (together, the “Group” and each, a “Group Company”), taken as a whole, or on the Company’s ability to perform its obligations under this Agreement (a “Material Adverse Effect”).

3.2	Authority

The execution, delivery by the Company of and the performance by the Company of its obligations under this Agreement and the consummation of the transactions contemplated hereby, including delivery of the Conversion Shares (other than any shareholder meeting and approval as may be required pursuant to Section 2.2.2 of the Note), have been duly authorized by all necessary actions on the part of the Company.

3.3	Enforceability

This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.

3.4	No Conflict

The Company’s execution, delivery and performance of this Agreement and the consummation of the transactions contemplated thereby, including delivery of the Conversion Shares, will not result in a breach or violation of any of the terms and provisions of, or constitute a default under (a) any law, rule, judgment, injunction, order, regulation or decree to which the Company is subject or by which any property or asset of the Company is bound (“Applicable Law”), (b) any agreement or other instrument binding upon any Group Company (collectively, the “Contracts” and each, a “Contract”), (c) any of the terms and provisions of the certificate of incorporation or bylaws of the Company (collectively, the “Constitutional Documents”) or (d) any judgment, order or decree of any governmental body, agency or court having jurisdiction over any Group Company, except in the case of clauses (a), (b) and (d), such as would not, singly or in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.5	SEC Documents

The Company has timely filed or furnished all reports, schedules, forms, statements and other documents with the Securities and Exchange Commission (the “SEC”) required to be filed or furnished by the Company (the “SEC Documents”) since January 1, 2022. As of their respective dates of filing, (i) the SEC Documents complied as to form in all material respects with the requirements of the U.S. Securities Act of 1933, as amended (the “Securities Act”), or the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable thereto, and (ii) except to the extent amended or superseded by a subsequent filing with the SEC, none of the SEC Documents contained any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

3.6	Consents and Approvals

All consents, approvals, authorizations and orders of, and qualifications with, any governmental body, agency or court required on the part of the Company in connection with the execution, delivery or performance of this Agreement, including delivery of the Conversion Shares, (other than those necessary to satisfy the Conversion Conditions, as applicable) have been obtained or made.

3.7	Capitalization

All issued and outstanding shares of Common Stock have been duly authorized and are validly issued, fully paid and non-assessable, and conform in all material respects to the description thereof in the Company’s most recent SEC Documents. The Company shall at all times keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the Conversion of the Note into Conversion Shares, such number of shares of Common Stock as shall be sufficient to effect the Conversion of the Note into Conversion Shares in accordance with the terms of this Agreement; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the Conversion of the Note into Conversion Shares in accordance with the terms of this Agreement, without limitation of such other remedies as shall be available to Investor, the Company will use its best efforts to take such corporate action as may, in the opinion of counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

3.8	No Litigation

There are no legal or governmental proceedings pending or, to the Company’s knowledge, threatened to which any Group Company is a party or to which any of the properties of the Group is subject other than proceedings (i) accurately described in the Company’s SEC Documents or (ii) as set forth on Schedule 3.8, that would, singly or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Group is not subject to any material notice, court decision, agency guideline, order, writ, injunction, award, judgment or decree of any federal, state, local or foreign government, any court of competent jurisdiction or any administrative, regulatory (including any stock exchange) or other governmental agency, commission or authority which would reasonably be expected to have a Material Adverse Effect.

3.9	Financial Statements; Controls; Listing Requirements

3.9.1

The audited financial statements and the unaudited quarterly financial statements (including, in each case, the notes thereto) of the Group included in the SEC Documents comply as to form in all material respects with the applicable accounting requirements of the Securities Act and the Exchange Act, as applicable, as well as the published rules and regulations of the SEC with respect thereto, and present fairly the consolidated financial position of the Group as of the dates shown and the Group’s results of operations and cash flows for the periods shown, and such financial statements have been prepared in conformity with generally accepted accounting principles in the United States (“U.S. GAAP”) applied on a consistent basis throughout the periods covered thereby except for any normal year-end adjustments in the Group’s quarterly financial statements. The other financial information included in the SEC Documents has been derived from the accounting records of the Group and presents fairly in all material respects the information shown thereby. The statistical, industry-related and market-related data included in the SEC Documents are based on or derived from sources which the Company reasonably and in good faith believes are reliable and accurate and such data is consistent with the sources from which they are derived, in each case in all material respects.

3.9.2

The Company has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act). Such disclosure controls and procedures are designed (a) to ensure that material information required to be disclosed in the Company’s periodic reports filed or submitted under the Exchange Act is recorded, processed, summarized and reported within the required time periods and (b) to timely alert the Company’s principal executive officer and principal financial officer to material information required to be included in the Company’s periodic reports required under the Exchange Act.

3.9.3

The Company has established and maintains a system of internal control over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act). Such internal controls are designed to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with U.S. GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences; and (v) the interactive data in eXtensible Business Reporting Language included in the SEC Documents is accurate. Except as described in the SEC Documents, since the end of the Company’s most recent audited fiscal year, there has been (i) no material weakness in the Company’s internal control over financial reporting (whether or not remediated) as defined in Rule 13(a)-15(f) under the Exchange Act and (ii) no change in the Company’s internal control over financial reporting that has materially and adversely affected, or is reasonably likely to materially and adversely affect, the Company’s internal control over financial reporting.

3.9.4

The interactive data in eXtensible Business Reporting Language included in the SEC Documents fairly presents the information called for in all material respects and has been prepared in accordance with the Commission’s rules and guidelines applicable thereto.

3.9.5	Since January 1, 2022, the Company has complied in all material respects with the applicable listing and corporate governance rules and regulations of the Nasdaq Global Select Market.

3.10	Absence of Certain Changes or Events

Since March 31, 2024, no event, change or condition has occurred that has had, or would reasonably be expected to have, a Material Adverse Effect.

3.11	Permits

Each Group Company possesses all certificates, authorizations and permits (collectively, “Permits” and each, a “Permit”) issued by the appropriate federal, state or foreign regulatory authorities necessary to conduct their respective businesses, except where the failure to possess any such certificate, authorization or permit would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and no Group Company has received any notice of proceedings relating to the revocation or modification of any Permit which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would reasonably be expected to have a Material Adverse Effect, except as described in the SEC Documents.

3.12	Compliance with Contracts

Except for matters that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, none of the Group Companies is in material breach of or default under any Contract, and, to the Group’s knowledge, no other party is in a material breach of or default under any such Contract, except as described in the SEC Documents.

3.13	Properties

Each Group Company has good and marketable title to all real property and personal property owned by it that is material to the business of the Group, taken as a whole, in each case free and clear of all liens, encumbrances or defects, except such as are described in the SEC Documents or those that would not be reasonably likely to result in a Material Adverse Effect. Any real property and buildings held under lease by the Group are held by each Group Company under valid, subsisting and, to the Company’s knowledge, enforceable leases with such exceptions as are not material and do not materially interfere with the use made and proposed to be made of such property and buildings by the Group, taken as a whole.

3.14	Intellectual Property; Open Source Software; IT Systems; Data

3.14.1

Except as would not reasonably be expected to have a Material Adverse Effect, (i) each Group Company owns or has a valid license to all patents, inventions, copyrights, know how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks and trade names (collectively, “Intellectual Property Rights”) used in or reasonably necessary to the conduct of its business; (ii) to the Company’s knowledge, the Intellectual Property Rights owned by the Group and, to the Company’s knowledge, the Intellectual Property Rights licensed to the Group, are valid, subsisting and enforceable, and there is no pending or, to the Company’s knowledge, threatened action, suit, proceeding or claim by others challenging the validity, scope or enforceability of any such Intellectual Property Rights; (iii) no Group Company has received any notice alleging any infringement, misappropriation or other violation of Intellectual Property Rights by such Group Company; (iv) to the Company’s knowledge, no third party is infringing, misappropriating or otherwise violating, or has infringed, misappropriated or otherwise violated, any Intellectual Property Rights owned by the Company; (v) no Group Company infringes, misappropriates or otherwise violates, or in the past three (3) years has infringed, misappropriated or otherwise violated, any Intellectual Property Rights of any third party; and (vi) all employees or contractors engaged in the development of Intellectual Property Rights on behalf of any Group Company have executed an invention assignment agreement whereby such employees or contractors presently assign all of their right, title and interest in and to such Intellectual Property Rights to the applicable Group Company if such Intellectual Property Rights are not assigned by operation of applicable law. Each Group Company uses, and has used, commercially reasonable efforts to appropriately maintain as confidential its trade secrets.

3.14.2

(i) Those certain Intellectual Property Rights owned by, or licensed to, the Group as of the date of this Agreement and which are necessary or useful for the conduct of the business of developing and commercializing software for electric vehicles (the “JV Background IP”) are not subject to any security interest, pledge, hypothecation, mortgage, lien or encumbrance (other than (a) any license of, option to license, or covenant not to assert claims of infringement, misappropriation or other violation (b) any non-exclusive licenses or other rights granted in the ordinary course of business and (c) restrictions on certain dispositions pursuant to the Group’s senior secured notes indenture dated as of October 8, 2021 and senior secured revolving credit agreement dated as of April 19, 2023), and (ii) there are no restrictions on the ability of any Group Company to grant a non-exclusive, perpetual, fully paid-up and irrevocable license to use, copy, modify, adapt, improve or enhance the JV Background IP to the JV or to Investor (or an affiliate thereof) on arm’s-length terms.

3.14.3

Except as would not, singly or in the aggregate, have a Material Adverse Effect, (i) each Group Company uses and has used all software and other materials used in its businesses that are under a “free,” “open source,” or similar licensing model (including but not limited to the MIT License, Apache License, GNU General Public License, GNU Lesser General Public License and GNU Affero General Public License) (“Open Source Software”) in compliance with all license terms applicable to such Open Source Software; and (ii) no Group Company uses or distributes or has used or distributed any Open Source Software in any manner that requires or has required (A) any Group Company to permit reverse engineering of any software code or other technology owned by any Group Company or (B) any software code or other technology owned by Group Company to be (1) disclosed or distributed in source code form, (2) licensed for the purpose of making derivative works or (3) redistributed at no charge.

3.14.4

Except as would not, singly or in the aggregate, have a Material Adverse Effect, (i) the information technology assets and equipment, computers, systems, networks, hardware, software, websites, applications, and databases owned or leased by the Group (collectively, “IT Systems”) are adequate for, and operate and perform as required in connection with, the operation of the business of the Group as currently conducted and, to the knowledge of the Company, are free and clear of all bugs, errors, defects, Trojan horses, time bombs, malware and other corruptants; (ii) each Group Company has implemented and maintained commercially reasonable controls, policies, procedures, and safeguards designed to maintain and protect the integrity, continuity, redundancy and security of all IT Systems used in connection with their businesses as currently conducted; and (iii) to the knowledge of the Company, there has been no unauthorized access to the IT Systems.

3.14.5

Except as would not, singly or in the aggregate, have a Material Adverse Effect, (i) each Group Company has complied and is presently in compliance with all internal and external privacy policies, contractual obligations, applicable industry standards, applicable laws, statutes, judgments, orders, rules and regulations of any court or arbitrator or other governmental or regulatory authority, in each case, relating to the collection, use, transfer, import, export, storage, protection, disposal and disclosure by such Group Company of personal, personally identifiable, household, sensitive or confidential (“Data Privacy and Security Obligations”, and such data, “Data”); (ii) the Company has not received any notification of or complaint regarding and is unaware of any other facts that, singly or in the aggregate, would reasonably indicate non-compliance with any Data Privacy and Security Obligations; and (iii) there is no action, suit or proceeding by or before any court or governmental agency, authority or body pending or, to the knowledge of the Company, threatened alleging non-compliance with any Data Privacy and Security Obligations.

3.14.6

Each Group Company has taken commercially reasonable technical and organizational measures designed to protect the information technology systems and Data used in connection with the operation of its businesses. Without limiting the foregoing, each Group Company has used commercially reasonable efforts to establish and maintain, and has established, maintained, implemented and complied with, commercially reasonable information technology, information security, cyber security and data protection controls, policies and procedures, including oversight, access controls, encryption, technological and physical safeguards and business continuity/disaster recovery and security plans that are designed to protect against and prevent breach, destruction, loss, unauthorized distribution, use, access, disablement, misappropriation or modification, or other compromise or misuse of or relating to any information technology system or Data used in connection with the operation of its businesses (“Breach”). Except as would not, singly or in the aggregate have a Material Adverse Effect, there has been no such Breach, and no Group Company has been notified of any such Breach.

3.15	Compliance with Laws

The Group has conducted and is conducting its business in material compliance with all Applicable Law except to the extent that any such non-compliance would not reasonably be expected to have a Material Adverse Effect.

3.16	Anti-Corruption Law and Sanctions

3.16.1

(i) No Group Company or any of its controlled affiliates, or any director or officer thereof, or to the Company’s knowledge, any employee, agent or representative of any Group Company or any of its controlled affiliates, has taken or will take any action in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment, giving or receipt of money, property, gifts or anything else of value, directly or indirectly, to any government official (including any officer or employee of a government or government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office) in order to influence official action, or to any person in violation of any applicable anti-corruption laws; (ii) each Group Company and each of its controlled affiliates have conducted their businesses in compliance with applicable anti-corruption laws and have instituted and maintained and will continue to maintain policies and procedures reasonably designed to promote and achieve compliance with such laws and with the representations and warranties contained herein; and (iii) no Group Company will use, directly or knowingly indirectly, the proceeds of the offering in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any person in violation of any applicable anti-corruption laws.

3.16.2

(i) No Group Company, or any director or officer thereof, or to the Company’s knowledge, any employee, agent, controlled affiliate or representative of any Group Company, is an individual or entity (“Person” or “person”) that is, or is owned or controlled by one or more Persons that are:

(i)

the subject of any sanctions administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control, the U.S. Department of State, the United Nations Security Council, the European Union, any European Union member state, His Majesty’s Treasury of the United Kingdom or any other relevant sanctions authority (collectively, “Sanctions”), or

(ii)

located, organized or resident in a country, region or territory that is the subject of Sanctions (including, without limitation, Cuba, Iran, North Korea, the Crimea Region of Ukraine, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, Zaporizhzhia and Kherson Regions, or Syria).

3.16.3

The Group will not, directly or, knowingly, indirectly, use the proceeds of the Note, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person:

(i)

to fund, finance or facilitate any activities, business or transaction of or with any Person or in any country or territory that, at the time of such funding or facilitation, is the subject of Sanctions; or

(ii)	in any other manner that could reasonably be expected to result in a violation of Sanctions by any Person.

3.16.4

For the past five years, no Group Company has knowingly engaged in, is now knowingly engaged in, and will knowingly engage in, any dealings or transactions with any Person, or in any country or territory, that at the time of the dealing or transaction is or was the subject of Sanctions.

3.17	Money Laundering

The operations of the Group are and have been conducted at all times in material compliance with all applicable financial record-keeping and reporting requirements, including those of the Bank Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act), and the applicable anti-money laundering statutes of jurisdictions where the Group conducts business and the applicable rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency with jurisdiction over any Group Company (collectively, the “Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving any Group Company with respect to the Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

3.18	Insurance

Each Group Company is insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are, in the Company’s reasonable judgment, prudent and customary in the businesses in which the Group is engaged, taken as a whole; no Group Company has been refused any insurance coverage sought or applied for; and no Group Company has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not, singly or in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.19	Labor

3.19.1

No material labor dispute with the employees of any Group Company exists, or, to the knowledge of the Company, is imminent; and the Company is not aware of any existing, threatened or imminent labor disturbance by the employees of any of its principal suppliers, manufacturers or contractors that would, singly or in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.19.2

There are no (i) collective bargaining agreements or other agreements with a labor union, trade union, works council, staff association or other employee representative body to which those certain employees of the Group who are employed in the business of developing and commercializing software for electric vehicles and who are expected to be provided with offers of employment by the JV (once formed) or the Company for employment by the JV (once formed), in each case as of the date of this Agreement (such employees as a group, the “JV Potential Employees”) are subject or (ii) existing or, to the knowledge of the Company, pending disputes, claims or legal proceedings instituted by the JV Potential Employees against the Group that are unresolved which would, in the case of each (i) and (ii), prevent the employment of the JV Potential Employees by the JV in a material respect.

3.20	Solvency

The Group is, and after giving effect to the transactions contemplated hereby, will be Solvent (as defined below).

For purposes of this Section 3.20, “Solvent” means, with respect to the Group, (a) the fair value and the present saleable value of any and all property of the Group is greater than the probable liability on existing debts of the Group as they become absolute and mature, (b) the Group is able to pay its debts (including contingent and subordinated liabilities) as they become absolute and mature, (c) the Group does not intend to, nor believes that it will, incur debts that would be beyond its ability to pay as such debts mature and (d) the Group is not engaged in businesses or transactions, nor about to engage in businesses or transactions, for which any property remaining would constitute unreasonably small capital. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability.

3.21	Brokers and Other Advisors

Except as set forth on Schedule 3.21, there is no broker, investment banker, financial advisor or other intermediary that has been retained by or is authorized to act on behalf of the Company that is entitled to any broker’s, finder’s, financial advisor’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

3.22	No “Bad Actor” Disqualification

The Company has exercised reasonable care, in accordance with SEC rules and guidance, to determine whether any Covered Person (as defined below) is subject to any of the “bad actor” disqualifications described in Rule 506(d)(1)(i) through (viii) under the Securities Act (“Disqualification Events”). To the Company’s knowledge, no Covered Person is subject to a Disqualification Event, except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3) under the Securities Act. The Company has complied, to the extent applicable, with any disclosure obligations under Rule 506(e) under the Securities Act.

For purposes of this Section 3.22, “Covered Persons” are those persons specified in Rule 506(d)(1) under the Securities Act, including the Company; any predecessor or affiliate of the Company; any director, executive officer, other officer participating in the offering, general partner or managing member of the Company; any beneficial owner of 20% or more of the Company’s outstanding voting equity securities, calculated on the basis of voting power; any promoter (as defined in Rule 405 under the Securities Act) connected with the Company in any capacity at the Closing Date; and any person that has been or will be paid (directly or indirectly) remuneration for solicitation of purchasers in connection with the sale of the Note (a “Solicitor”), any general partner or managing member of any Solicitor, and any director, executive officer or other officer participating in the offering of any Solicitor or general partner or managing member of any Solicitor.

4	Investor Representations and Warranties

Investor hereby represents and warrants to Company that all of the following statements are true and complete as of the Effective Date and that such statements will be true and complete as of the Closing Date as though made on such Closing Date:

4.1	Authority; Enforceability

Investor has full legal capacity, power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery by the Investor of and the performance by the Investor of its obligations under this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary actions on the part of the Investor. This Agreement constitutes a valid and binding obligation of Investor, enforceable in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.

4.2	No Conflict

Investor’s execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not (a) result in a breach or violation of any of the terms and provisions of, or constitute a default under, any law, rule, judgment, injunction, order, regulation or decree to which the Investor is subject or by which any property or asset of the Investor is bound, (b) the organizational documents of Investor, (c) any agreement or other instrument binding upon Investor that is material to Investor and its subsidiaries, taken as a whole, or (d) any judgment, order or decree of any governmental body, agency or court having jurisdiction over the Investor, except in the case of clauses (a), (c) and (d), such as would not, singly or in the aggregate, reasonably be expected to have a material adverse effect on the Investor’s ability to perform its obligation under this Agreement.

4.3	Restricted Securities; Purchase Entirely for Own Account; Status

Investor understands that the Company intends for Note and the Conversion Shares to be offered and sold to it in reliance upon specific exemptions from the registration requirements of United States federal and state securities laws and the Company is relying upon the truth and accuracy of, and the Investor’s compliance with, the representations, warranties, agreements, acknowledgements and understandings of the Investor set forth herein in order to determine the availability of such exemptions and the eligibility of the Investor to purchase the Note and acquire the Conversion Shares. Investor is making this investment and is purchasing the Note for Investor’s own account as a principal, and not as a nominee or agent, for investment purposes only, and not with a view to, or for, resale, distribution or fractionalization thereof in whole or in part. Investor has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of such investment, is able to incur a complete loss of such investment without impairing Investor’s financial condition and is able to bear the economic risk of such investment for an indefinite period of time. Investor is an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act.

4.4	Legend

Investor understands and agrees that until the Conversion Shares issuable to Investor are registered or transferred pursuant to the provisions of Rule 144 under the Securities Act (“Rule 144”), the certificates representing such shares, whether upon initial issuance or upon any transfer thereof, shall bear a legend, prominently stamped or printed thereon, reading substantially as follows:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR APPLICABLE STATE SECURITIES LAWS. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT AS PERMITTED UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR AN EXEMPTION THEREFROM.

4.5	Information

Investor acknowledges that no private placement memorandum or similar offering documents have been prepared or distributed in connection with this Agreement, but in lieu thereof Investor has had access to the SEC Documents. Investor has relied on the information contained therein and in such other documents as Investor has elected to review, and has not relied upon any oral representations or been furnished any other offering literature or written information, except other information (if any) provided by the Company on Investor’s request. Investor has been provided with an adequate opportunity to ask questions of the Company’s management and to review any documents that Investor deems material.

4.6	Brokers and Other Advisors

Except as set forth on Schedule 4.6, there is no broker, investment banker, financial advisor or other intermediary that has been retained by or is authorized to act on behalf of Investor that is entitled to any broker’s, finder’s, financial advisor’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Investor.

5	Exchange Act Reporting

With a view to making available to Investor the benefits of certain rules and regulations of the SEC which may permit the resale of Conversion Shares, where such Conversion Shares are not covered by a Demand Registration pursuant to the terms of the Note, to the public without registration, the Company shall:

5.1	make and keep public information available, as those terms are understood and defined in Rule 144 at all times after the Closing Date;

5.2

use commercially reasonable efforts to file with the SEC, in a timely manner, all reports and other documents required of the Company under the Exchange Act, at any time when the Company is subject to such reporting requirements; and

5.3

so long as Investor owns any Conversion Shares, furnish to Investor forthwith upon request a written statement by the Company as to its compliance with the reporting requirements of the Exchange Act; a copy of the most recent annual or quarterly report of the Company; and such other reports and documents as Investor may reasonably request in availing itself of any rule or regulation of the SEC allowing it to sell any such Conversion Shares without registration (in each case to the extent not readily publicly available) or pursuant to Form S-3.

6	Rule 144 Compliance

Investor agrees that so long as it owns ten percent (10%) or more of the outstanding shares of Common Stock, it will comply with all requirements under Rule 144 as if it is an affiliate of the Company in connection with all resales of shares of Common Stock under Rule 144, including without limitation: (i) the manner of sale provision set forth in paragraph (f) of Rule 144 and (ii) the volume limitations set forth in paragraph (e) of Rule 144.

7	Obligations of the Company

7.1	Conduct of Business

During the period beginning on the Effective Date and ending on the later of the Conversion Date or the date on which the Note is no longer outstanding, except as (x) specifically consented in writing by Investor (which consent may not be unreasonably withheld) or (y) set forth on Schedule 7.1(a) hereto, the Company shall carry on its business in the ordinary course of business, consistent with past practice and in material compliance with Applicable Law (including using its best efforts to maintain compliance with the continuing listing requirements of the Nasdaq Global Select Market).

During the period beginning on the Closing Date and ending on the Conversion Date, Investor, at its option, may accelerate payment of the Outstanding Amount, causing the same to become immediately due and payable, upon written notice to the Company, but without further demand, notice or other action by Investor, if the Company:

7.1.1	voluntarily liquidates, dissolves or winds-up its business and affairs;

7.1.2

except as set forth on Schedule 7.1(a) hereto, (i) sells or licenses all or substantially all of the Company’s rights with respect to, in a single transaction or a series of related transactions, assets of the Group or (ii) enters into any merger, consolidation, business combination, recapitalization, liquidation, dissolution, binding share exchange or similar transaction involving the Group pursuant to which any Person or group (or the stockholders of any Person) (other than the Permitted Holders) would own, directly or indirectly, twenty-five percent (25%) or more of the outstanding voting securities of the Company having the right to vote for the election of members of its board of directors or of the surviving entity in a merger or the resulting direct or indirect parent of the Company or such surviving entity;

7.1.3

except as set forth on Schedule 7.1(a) hereto, sells in a single transaction or a series of related transactions (i) such number of the Company’s authorized but unissued shares of Common Stock to any Person or group (other than the Permitted Holders) equal to more than 25% of the outstanding shares of Common Stock at the date of this Agreement, and (ii) the Company’s authorized but unissued shares of Common Stock at a per share price of less than $8.00; or

7.1.4	authorizes, commits or agrees to take any of the foregoing actions.

For purposes of this Section 7.1 and the Note, “Permitted Holders” shall mean, (x) the holder(s) of outstanding capital stock of the Company as of the Effective Date that are identified on Schedule 7.1(b) and their affiliates and (y) the entity identified on Schedule 7.1(c) that manages funds and accounts that own outstanding capital stock of the Company as of the Effective Date (it being understood that such entity shall only be a Permitted Holder with respect to funds or accounts for which it has sole decision making control as to investments).

8	Obligations of Investor

8.1	Orderly Market

Investor agrees that, from the Effective Date and so long as Investor beneficially owns (or holds securities convertible into) 5% or more of the Company’s outstanding Common Stock (the “Clear Market Period”) for any transfer of shares of Common Stock that exceeds 25% of the average daily trading volume of the Common Stock of the Company on Nasdaq Global Select Market over the thirty (30) trading day period ending on the trading day immediately prior to such trading date, to conduct such transfer as, (i) an underwritten registered offering of shares of Common Stock or (ii) a block trade or other disposition through a market participant designated by the Company. Notwithstanding the foregoing, this Section 8.1 will not preclude (x) sales pursuant to a bona fide third party tender offer for all outstanding shares of Common Stock, merger, consolidation or similar transaction made to all holders of the Company’s securities involving a Change of Control of the Company (including the entering into any lock-up, voting or similar agreement pursuant to which the Investor may agree to transfer, sell, tender or otherwise dispose of shares of Common Stock or other such securities in connection with such transaction, or vote any shares of Common Stock or such other securities in favor of such transaction) or (y) sales made pursuant to privately negotiated transactions with third parties.

8.2	Standstill

8.2.1

Unless approved in advance in writing by the Board, during the Clear Market Period, Investor agrees that it shall procure that neither Volkswagen AG (“Investor Parent”) nor any of its affiliates, or its or their respective Representatives (as defined below) acting on behalf of or in concert with Investor Parent or any such affiliate, will acquire (or propose or agree to acquire), of record or beneficially, by purchase or otherwise, any equity securities of the Company or any of its subsidiaries, or rights or options to acquire interest in any of the Company’s equity securities, if following such acquisition, the Investor, together with its affiliates, would own equity securities of the Company representing 30% or more of either (i) the voting power represented by all outstanding voting securities of the Company or (ii) of any class of capital stock of the Company then outstanding (the “30% Threshold”); provided, that this Section 8.2.1 shall not apply to (x) the acquisition of the Conversion Shares as contemplated by this Agreement or (y) the transactions contemplated by Section 8.2.5 or Schedule 7.1(a) hereto.

8.2.2

For purposes of this Section 8.2, “Representatives” means any direct and indirect subsidiaries, directors, officers, managers or partners, and all agents acting at the direction of such directors, officers, managers or partners, including, without limitation, attorneys, financial advisors and accountants.

8.2.3

Investor agrees, that if at any time Investor together with its affiliates acquires, in the aggregate, beneficial ownership of equity securities of the Company that exceeds the 30% Threshold (other than, for the avoidance of doubt, as a result of transactions expressly permitted by Section 8.2.1 or in connection with any transactions described in Section 8.2.5) (such equity securities in excess of the 30% Threshold, the “Trust Shares”) then each such Trust Share shall immediately be transferred to and held in a Company controlled trust for so long as Investor together with its affiliates beneficially owns equity securities exceeding the 30% Threshold, and (i) Investor shall not have the ability to exercise any voting or dispositive power over the Trust Shares, (ii) such Trust Shares shall, in respect of any matter submitted to the vote or consent of the stockholders of the Company, be voted in accordance with the recommendations of the Board and (iii) the trustee and the Company shall mutually agree upon the timing and manner of sale or disposition of the Trust Shares, the proceeds of which will be payable to Investor following the consummation of such sale or disposition.

8.2.4

None of (a) the ownership or purchase by an employee benefit plan of Investor or Investor’s subsidiaries in any diversified index, mutual or pension fund managed by an independent advisor, which fund in-turn holds, directly or indirectly, securities of the Company, (b) the ownership or purchase by an Investor Affiliated Fund (as defined below) of securities of the Company, (c) the ownership or purchase by any affiliate of Investor Parent that is not directly or indirectly controlled by Investor Parent (a “Non-Controlled Affiliate”) of securities of the Company, provided that such Non-Controlled Affiliate is not actively acting on behalf of or in concert with Investor Parent or any affiliate of Investor Parent that is directly or indirectly controlled by Investor Parent (a “Controlled Affiliate”) (including, for the avoidance of doubt, Investor) in connection with such ownership or purchase and, provided further that, for the avoidance of doubt, the existence of any overlapping board directors as between Investor Parent and any Non-Controlled Affiliate shall not on its own cause such Non-

Controlled Affiliate to be deemed to be actively acting on behalf of or in concert with Investor Parent for purposes of this Section 8.2.4(c), or (d) transfers or resales of shares of Common Stock by Investor to any other person otherwise made in compliance with this Agreement (including Section 8.1) will be deemed to be a breach by Investor of its obligations under this Section 8.2, and no such shares will be considered Trust Shares.

For purposes of this Section 8.2.4, “Investor Affiliated Fund” means any entity commonly referred to as a venture capital or private equity fund in which (x)(i) Investor or any of its affiliates participates as a limited partner or (ii) the general partner or investment manager is fully or partially owned or controlled by Investor or any of its affiliates and (y) neither Investor nor any of its affiliates has the sole power to direct the acquisition or disposition of investments or assets.

8.2.5

Notwithstanding the foregoing or anything herein to the contrary, this Section 8.2 shall not preclude Investor from making a proposal or offer to the Company with respect to, or otherwise soliciting, seeking, or offering to effect any business combination, merger or bona fide tender offer for all outstanding shares of the Company, and voting or tendering its shares, as applicable, in connection with any such transactions.

8.3	Voting Agreement

8.3.1

Investor agrees that, so long as Investor, together with its affiliates, beneficially owns (or holds securities convertible into), in the aggregate, equity securities of the Company representing 25% or more of the voting power represented by all outstanding voting securities of the Company, with respect to any matters submitted to the vote or consent of stockholders of the Company, Investor (a) shall, in the case of any vote, cause all voting securities beneficially owned by it (and which are entitled to vote) to be counted as present for purposes of calculating a quorum and (b)(i) may vote, or cause to be voted, or execute written consents with respect to, voting securities of the Company beneficially owned by Investor and its affiliates (and which are entitled to vote on such matter) representing up to 25% of the total voting power represented by all outstanding voting securities of the Company (the “25% Shares”) in its sole discretion, and (ii) shall vote, or cause to be voted, or execute written consents with respect to each additional share of voting stock (i.e., beyond the 25% Shares) beneficially owned by Investor and its affiliates (and which are entitled to vote on such matter) in accordance with the recommendation of the Board; provided that the beneficial ownership of equity securities of the Company by any Non-Controlled Affiliate that is not actively acting on behalf of or in concert with Investor Parent or any Controlled Affiliate (including, for the avoidance of doubt, Investor) in the acquisition, disposition or otherwise in connection with such beneficial ownership shall not count towards the calculation of the 25% Shares and, provided further that, for the avoidance of doubt, the existence of any overlapping board directors as between Investor Parent and any Non-Controlled Affiliate shall not on its own cause such Non-Controlled Affiliate to be deemed to be actively acting on behalf of or in concert with Investor Parent for purposes of this Section 8.3.1.

8.3.2

Notwithstanding the foregoing, following and during such time that a Competitor either (i) acquires and beneficially owns equity securities of the Company representing more than 10% of the voting power represented by all outstanding voting securities of the Company or (ii) has the contractual right to nominate or designate for election a member of the Board and any such nominee or designee is elected as a member to the Board (a “Competitor Director”), then the obligations set forth in Section 8.3.1 shall not apply with respect to any matters submitted to the vote or consent of the stockholders of the Company to the extent related to the Competitor Director or any proposed transactions with such Competitor, other than with respect to a sale of 100% of the outstanding voting securities of the Company.

8.3.3

For purposes of this Section 8, “Competitor” means (i) an original equipment manufacturer of vehicles (whether gas or electric powered) that are used primarily on public roads, streets, or highways (whether sold direct or through franchised dealers) (an “OEM”), or any Person that controls or owns substantially all of the equity interests in an OEM (including, without limitation, any affiliate, subsidiary, or entity similar to or in competition with an entity that has a trademark, service mark, or brand owned or operated by General Motors Company and Stellantis N.V.); (ii) a distributor, seller, contract manufacturer, or other entity that manufactures, has manufactured, or otherwise purchases vehicles that are used to provide (whether directly or through independent contractors) services to, or deliver goods for, third parties including, without limitation, such services that qualify or otherwise constitute transportation as a service, mobility as a service, shared autonomous vehicles, logistics, transportation, or other types of services (including, without limitation, Uber Technologies, Inc. and Waymo LLC); or (iii) an affiliate of any entities falling under (i) or (ii) of this definition.

8.3.4

In the event that the Company enters into any agreements with any existing or future shareholders of the Company with respect to the exercise of voting rights in the Company’s voting securities after the Effective Date, the Company hereby agrees that the terms of such other agreements will not be more favorable to such other shareholders thereunder than the terms of this Section 8.3 are in respect of Investor. In the event that any such existing or future shareholder is afforded any such more favorable terms than are afforded to Investor hereunder, the Company shall promptly inform Investor of such more favorable terms in writing, and Investor shall have the right to elect to have such more favorable terms included herein, in which case the parties hereto shall promptly amend this Agreement to effect the same.

9	Registration Rights

9.1

At any time following the Conversion Date, Investor may deliver to the Company a written request that the Company file a registration statement on Form S-3 (or, if the Company is not then eligible, on Form S-1) (a “Registration Statement”) under the Securities Act covering the resale of all of the Registrable Shares of Investor, which request shall specify the aggregate number of Registrable Shares proposed to be resold (the “Demand Request”). The Company shall as soon as practicable thereafter, and in any event within twenty (20) calendar days after the date that such Demand Request is given, file and use its commercially reasonable efforts to (i) effect a Registration Statement covering the resale of the Registrable Shares specified in the Demand Request (a “Demand Registration”) and (ii) cause such Registration Statement to remain effective until such date as Investor has completed the distribution of Registrable Shares as described in the relevant registration statement; provided, that the Company’s obligation to file a Registration Statement is contingent upon the Investor furnishing in writing to the Company such information regarding the Investor, the securities of the Company held by the Investor and the intended method of disposition of such Registrable Shares, as shall be reasonably requested by the Company to effect the registration of such Registrable Shares in compliance with applicable securities laws and which information shall be requested by the Company from Investor at least five (5) trading days prior to the anticipated filing date of the Registration Statement; provided, further, that the Company shall not be obligated to effect, or to take any action to effect, any Registration Statement pursuant to this Section 9.1 during the period that is twenty (20) days before the Company’s good faith estimate of the date of filing of, and ending on a date that is forty-five (45) days after the effective date of, a Company-initiated registration provided the Company is actively employing in good faith commercially reasonable efforts to cause such Registration Statement to become effective; provided, however, that the Company may not invoke this right more than twice in any twelve (12) month period. A Demand Registration shall not be counted as “effected” for purposes of this Section 9 until such time as the applicable Registration Statement has been declared effective by the SEC.

9.2

Investor may request in its Demand Request that the resale of Registrable Shares be effectuated by means of an underwritten offering, provided that the aggregate offering value of the Registrable Shares covered by such Demand Request is equal to at least $100,000,000. In the event of such an underwritten Demand Registration, Investor shall enter into an underwriting agreement in customary form with the managing underwriter or underwriters selected for such underwriting by Investor and reasonably acceptable to the Company. Notwithstanding any other provision of this Section 9, if the underwriter(s) advise(s) the Company in writing that marketing factors require a limitation of the number of Shares to be underwritten, then the Company shall so advise Investor, and the number of Shares that may be included in the underwritten offering shall be reduced as required by the underwriter(s). If Investor disapproves of the terms of any such underwriting, Investor may elect to withdraw therefrom by written notice to the Company and the underwriter(s), delivered at least ten (10) business days prior to the effective date of the Registration Statement.

9.3

Notwithstanding the foregoing obligations, if the Company furnishes to Investor following a Demand Request a certificate signed by the Company’s chief executive officer stating that in the good faith judgment of the Board it would be materially detrimental to the Company and its stockholders for such Registration Statement to be filed and it is therefore necessary to defer the filing of such Registration Statement, then the Company shall have the right to defer taking action with respect to such filing, and any time periods with respect to filing or effectiveness thereof shall be tolled correspondingly, for a period of not more than sixty (60) days after the Demand Request is given; provided, however, that the Company may not invoke this right more than once in any twelve (12) month period; and provided further that the Company shall not register any securities for its own account or that of any other stockholder during such sixty (60) day period.

9.4

Investor acknowledges that there may be times when the Company must suspend the use of the prospectus forming a part of the Registration Statement until such time as an amendment to the Registration Statement has been filed by the Company and declared effective by the SEC, or until such time as the Company has filed an appropriate report with the SEC pursuant to the Exchange Act. Investor hereby covenants that it will not sell any Registrable Shares pursuant to said prospectus forming part of the Registration Statement during the period commencing at the time at which the Company gives Investor written notice of the suspension of the use of said prospectus and ending at the time the Company gives Investor written notice that Investor may thereafter effect sales pursuant to said prospectus; provided that, (i) the Company shall not suspend the use of the Registration Statement (A) on more than three (3) occasions for a period of more than thirty (30) consecutive days or (B) more than an aggregate total of sixty (60) days, in each case, in any 360-day period, (ii) the Board shall have reasonably determined that, in order for such Registration Statement not to contain a material misstatement or omission, an amendment thereto would be needed to include information that would at that time not otherwise be required in a current, quarterly or annual report under the Exchange Act, (iii) the Company shall have a bona fide business purpose for not making such information public and (iv) the Company shall use commercially reasonable efforts to make such Registration Statement available for the sale by Investor of Registrable Securities as soon as practicable after the commencement of each such suspension.

9.5

The costs, fees and expenses associated with a Demand Registration will be borne by the Company; provided that the Investor shall bear all underwriting discounts, selling commissions and stock transfer taxes applicable to the sale of Registrable Shares pursuant to such Demand Registration, and fees and disbursement of counsel for Investor.

9.6

Whenever required to effect any Demand Registration, the Company shall, as expeditiously as reasonably possible, furnish, at the request of Investor, on the date that the relevant Conversion Shares are delivered to the underwriter(s) for sale, if such Conversion Shares are being sold through underwriters, (i) an opinion and a “negative assurance letter”, each dated as of such date, of the counsel representing the Company for the purposes of such Demand Registration, in form and substance as is customarily given to underwriters in an underwritten public offering addressed to the underwriters, and (ii) “comfort” letters dated as of the closing date of the offering, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering and reasonably satisfactory to the underwriters, addressed to the underwriters.

9.7

The term “Registrable Shares” means the Conversion Shares; provided, however, that a security shall cease to be a Registrable Share upon the earlier to occur of: (i) a Registration Statement registering such Registrable Shares under the Securities Act having been declared or becoming effective and such Registrable Shares having been sold or otherwise transferred by the Investor to and in a manner contemplated by such Registration Statement, (ii) such Registrable Shares being sold pursuant to Rule 144 under circumstances in which any legend borne by such security relating to restrictions on transferability thereof, under the Security Act or otherwise, is removed by the Company, (iii) the first date the Registrable Shares are eligible to be sold pursuant to Rule 144 without any limitation as to volume of sales or notice requirements under Rule 144 or (iv) such Registrable Shares cease to be outstanding following their issuance. Notwithstanding the foregoing, no Conversion Shares shall be Registrable Shares following the three-year anniversary of the date the Registration Statement is declared effective.

9.8	If any Registrable Shares are included in a Registration Statement under this Section 9:

9.8.1

The Company agrees to indemnify and reimburse and hold harmless, to the extent permitted by law, Investor against all losses, claims, damages and liabilities caused by any untrue or alleged untrue statement of material fact contained in a Registration Statement in connection with a Demand Registration or prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or any other violation or breach of the Securities Act, the Exchange Act, or any state securities (“Damages”) by the Company or any other person acting on its behalf, and shall reimburse Investor for any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, provided, however, that the indemnity agreement contained in this Section 9.8.1 shall not apply to amounts paid in any settlement of any claim or proceeding if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, nor shall the Company be liable for any Damages to the extent that they arise out of or are based upon actions or omissions made in reliance upon and in conformity with information furnished in writing to the Company by or on behalf of Investor expressly for use in the Registration Statement.

9.8.2

Investor agrees to indemnify and reimburse and hold harmless, to the extent permitted by law, the Company against all Damages, to the extent that such Damages arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of Investor expressly for use in the Registration Statement, and Investor will pay to the Company any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result; provided, however, that the indemnity agreement contained in this Section 9.8.2 shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of Investor, which consent shall not be unreasonably withheld; and, provided further that, in no event shall the aggregate amounts payable by Investor by way of indemnity or contribution under Sections 9.8.2 and 9.8.3 exceed the proceeds from the offering received by Investor (net of any underwriting discounts, selling commissions and stock transfer taxes applicable to the sale of Registrable Shares, and fees and disbursements of counsel for Investor, except for any such fees and disbursements of counsel borne by the Company (collectively, “Selling Expenses”) paid by Investor), except in the case of actual fraud or willful misconduct by Investor.

9.8.3

Promptly after receipt by an indemnified party under this Section 9.8 of notice of the commencement of any action (including any governmental action) for which a party may be entitled to indemnification hereunder, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 9, give the indemnifying party notice of the commencement thereof. The indemnifying party shall have the right to participate in such action and, to the extent the indemnifying party so desires, participate jointly with any other indemnifying party to which notice has been given, and to assume the defense thereof with counsel mutually satisfactory to the applicable parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such action. The failure to give notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of any liability to the indemnified party under this Section 9 solely to the extent that such failure materially prejudices the indemnifying party’s ability to defend such action. The failure to give notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 9.

9.8.4

To provide for just and equitable contribution to joint liability under the Securities Act in any case in which either: (i) any party otherwise entitled to indemnification hereunder makes a claim for indemnification pursuant to this Section 9 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case, notwithstanding the fact that this Section 9 provides for indemnification in such case; or (ii) contribution under the Securities Act may be required on the part of any party hereto for which indemnification is provided under this Section 9, then, and in each such case, such parties will contribute to the aggregate losses, claims, damages, liabilities, or expenses to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of each of the indemnifying party and the indemnified party in connection with the statements, omissions, or other actions that resulted in such loss, claim, damage, liability, or expense, as well as to reflect any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or allegedly untrue statement of a material fact, or the omission or alleged omission of a material fact, relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case (x) Investor shall not be required to contribute any amount in excess of the aggregate public offering price of all such Registrable Shares offered and sold by Investor pursuant to such Registration Statement, and (y) no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation; and provided further that in no event shall Investor’s liability pursuant to this Section 9, when combined with the amounts paid or payable by Investor pursuant to Section 9.8.2, exceed the proceeds from the offering received by Investor (net of any Selling Expenses paid by Investor), except in the case of willful misconduct or actual fraud by Investor.

9.8.5

Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with an underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

9.8.6

Unless otherwise superseded by an underwriting agreement entered into in connection with the underwritten public offering, the obligations of the Company and Investor under this Section 9.8 shall survive the completion of any offering of Registrable Securities in a registration under this Section 9, and otherwise shall survive the termination of this Agreement.

10	Miscellaneous

10.1	Notices

Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement or the Note shall be in writing and in English, and shall be conclusively deemed to have been duly given (a) when hand-delivered, upon delivery; (b) when sent by facsimile or electronic mail, upon receipt of confirmation of error-free transmission; or (c) two (2) business days after being deposited with an overnight courier service of recognized international standing, provided that the sending party receives a confirmation of delivery from the delivery service provider.

All notices or other communications required or permitted under this Agreement and the Note shall be in writing and mailed, emailed or delivered to each party at the addresses indicated below:

INVESTOR

Volkswagen International America Inc.

c/o The Corporation Trust Company

[***]

Attention: [***]

Email: [***]

with a copy to (which shall not constitute notice):

Volkswagen AG

[***]

Attention: [***]

Email: [***]

Linklaters LLP

1290 Avenue of the Americas

New York, NY 10104

Attention: Jeffrey Cohen; Burc Ozcelik

Email: jeffrey.cohen@linklaters.com; burc.ozcelik@linklaters.com

COMPANY

Rivian Automotive, Inc.

14600 Myford Road

Irvine, California 92606

Attention: Michael Callahan

Email: michaelcallahan@rivian.com

with a copy to (which shall not constitute notice):

Latham & Watkins LLP

140 Scott Drive

Menlo Park, CA 94025

Attention: Tad Freese; Salvatore Vanchieri

Email: tad.freese@lw.com; savlatore.vanchieri@lw.com

Any such notice shall be deemed given on the date received, except any notice received after 5:30 p.m. (in the time zone of the receiving party) on a business day or received on a non-business day shall be deemed to have been received on the next business day. A party may add, delete, or change the person or address to which notices should be sent at any time upon written notice delivered to the other Parties in accordance with this Section 10.1.

10.2	Successors and Assigns

The rights and obligations of the Company and Investor under this Agreement will bind and benefit their respective successors and assigns. Neither this Agreement nor any rights, interests or obligations hereunder may be assigned or otherwise transferred by either the Company or Investor, by operation of law or otherwise, in whole or in part, without the other’s prior written consent. Notwithstanding the foregoing, no consent of the Company is required for an assignment or transfer by Investor of this Note or the Conversion Shares, in whole or in part, to (i) an affiliate of Investor or (ii) a successor-in-interest of Investor by reason of merger or consolidation or sale of all or substantially all of the assets of Investor relating to the subject matter of this Note; provided that following such transfer, the transferee shall be deemed an “Investor” for all purposes under this Agreement, including all rights and obligations associated therewith.

10.3	Amendment and Waiver

No amendment, modification or supplement of any provision of this Agreement will be valid or effective unless made in writing and signed by a duly authorized officer of each party hereto. Delay or failure to exercise any right may not be construed as waiver of such or any other right, nor will a waiver of a breach or provision constitute a continuing waiver or a waiver of any other breach or provision.

10.4	Severability

If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

10.5	Entire Agreement

This Agreement together with the Note constitute and contain the entire agreement between the Company and Investor and supersedes any and all prior agreements, negotiations, correspondence, understandings and communications among the parties, whether written or oral, respecting the subject matter hereof.

10.6	Governing Law

This Agreement shall be governed by the laws of New York, without regard to its principles of conflicts of law.

10.7	Jurisdiction and Venue

Each of the parties: (a) submits to the jurisdiction of any court of the United States located in the State of New York (or, if any such court of the United States located in the State of New York declines to accept jurisdiction over a particular matter, any state court located in the State of New York) in any legal suit, action or proceeding arising out of or relating to this Agreement; (b) agrees that all claims in respect of the action or proceeding shall be heard or determined in such court; and (c) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Any party may make service on any other party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 10.1. Each party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect the right to serve process in any other manner permitted by law, statute, rule or regulation. To the extent provided by any law, statute, rule or regulation, should either party, after being so served, fail to appear or answer to any summons, complaint, process or papers so served within the number of days prescribed by law after the mailing thereof, such party shall be deemed in default and an order or judgment may be entered by the court against such party as demanded or prayed for in such summons, complaint, process or papers.

10.8	Waiver of Right to Jury Trial

THE PARTIES TO THIS AGREEMENT WAIVE (TO THE EXTENT PERMITTED BY APPLICABLE LAW) TRIAL BY JURY IN ANY LITIGATION IN ANY COURT WITH RESPECT TO, IN CONNECTION WITH, OR ARISING OUT OF THIS AGREEMENT, OR THE MATTERS COVERED BY THIS AGREEMENT AND HEREBY AGREE THAT THIS SECTION IS A SPECIFIC AND MATERIAL ASPECT OF THIS AGREEMENT AND ACKNOWLEDGE THAT THEY WOULD NOT ENTER INTO THIS AGREEMENT IF THIS SECTION WERE NOT PART OF THIS AGREEMENT.

10.9	Specific Performance

The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to seek specific performance of the terms hereof, in addition to any other remedy at law or equity without the necessity of demonstrating the inadequacy of monetary damages.

10.10	Attorneys’ Fees

In the event that any suit or action is instituted to enforce any provision in this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party such reasonable fees and expenses of attorneys and accountants, which shall include all fees, costs and expenses of appeals.

10.11	Counterparts

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

10.12	Expenses

The Company and Investor are each liable for, and will pay, their own expenses incurred in connection with the negotiation, preparation, execution and delivery of this Agreement, including, without limitation, attorneys’ and consultants’ fees and expenses in connection with the foregoing.

10.13	Interpretation

All headings used herein are used for convenience only and shall not be used to construe or interpret this Agreement. All references in this Agreement to sections shall, unless otherwise provided, refer to sections hereof. If any provision or portion of this Agreement is determined to be invalid or unenforceable, this Agreement will automatically be amended to substitute, for the invalid or unenforceable provisions, new enforceable provisions which most closely approximate the intent and economic effect of the invalid provisions, and the remaining provisions will, as so amended, continue in full force and effect. No representation, warranty or disclosure given by Company in connection with this Agreement or this transaction (including representations, warranties or disclosures set forth in any related document) will be affected by any investigation or lack of investigation by Investor. This Agreement shall not be interpreted for or against Investor or Company on the basis of which party’s counsel prepared such documents.

[Signatures on Following Page]

IN WITNESS WHEREOF, the Company and Investor have caused this Note Purchase Agreement to be signed in their name, by their duly authorized representative, as of the date set forth above.

RIVIAN AUTOMOTIVE, INC.

By:	/s/ Claire McDonough
Name:	Claire McDonough
Title:	Chief Financial Officer

VOLKSWAGEN INTERNATIONAL AMERICA INC.

By:	/s/ Christopher McGee
Name:	Christopher McGee
Title:	Director

By:	/s/ Lauren Kincaid
Name:	Lauren Kincaid
Title:	President and Secretary

EXHIBIT A

FORM OF SENIOR CONVERTIBLE PROMISSORY NOTE

NEITHER THIS NOTE NOR THE SECURITIES ISSUABLE UPON THE CONVERSION HEREOF HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR APPLICABLE STATE SECURITIES LAWS. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT AS PERMITTED UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR AN EXEMPTION THEREFROM.

RIVIAN AUTOMOTIVE, INC.

SENIOR CONVERTIBLE PROMISSORY NOTE

Principal Amount: $1,000,000,000	Dated: June __, 2024

For value received, Rivian Automotive, Inc., a Delaware corporation (the “Company”), hereby promises to pay to Volkswagen International America Inc., a Delaware corporation (“Investor”), or its registered assigns, in lawful money of the United States of America the principal amount of one billion and no/100 ($1,000,000,000) (the “Principal Amount”), plus any accrued Interest (as defined below). This senior convertible promissory note (this “Note”) is being issued pursuant to terms of that certain convertible promissory note purchase agreement by and between the Company and Investor dated as of June 25, 2024 (the “Note Purchase Agreement”). This Note is subject to the following terms and conditions.

1	Basic Terms; Repayment

1.1	Maturity

Unless earlier converted pursuant to Section 2, the Outstanding Amount (as defined below) shall mature on and become immediately due and payable in full on June __, 2026 (the “Maturity Date”).

1.2	Interest

Non-compounding interest on the Principal Amount shall accrue at the rate of 4.75% per annum (“Interest”). Interest shall be calculated based on a three hundred sixty-five (365) day year and charged for the actual number of days elapsed Interest shall accrue commencing upon the date hereof and shall continue until this Note is paid in full or converted pursuant to the terms hereof. The Company shall have the option to pay Investor all accrued Interest in cash on a semiannual basis on June 15 and December 15 of each year (each, an “Interest Payment Date”) commencing on December 15, 2024 and continuing up to the earliest of the Maturity Date, the Conversion Date or such other date on which the Note is repaid in accordance with the terms hereof. For the avoidance of doubt, to the extent Company elects not to pay Investor accrued Interest in cash on an Interest Payment Date, such accrued Interest shall be included in the Outstanding Amount (as defined below) to be converted into Conversion Shares (as defined below) pursuant to Section 2.

1.3	No Prepayment

The Company shall not have the right to prepay, redeem or otherwise acquire, in whole or in part, this Note at any time except:

1.3.1	in accordance with the provisions of Section 3.3;

1.3.2	in accordance with the provisions of Section 4; or

1.3.3

in the event of a Change of Control, in which case (unless Investor has made an Early Conversion Request pursuant to Section 2.6.1) the Outstanding Amount (calculated to, but not including, the date of repayment) shall become immediately due and payable in full immediately prior to the closing of such Change of Control.

For purposes of this Section 1.3.3, “Change of Control” means (i) any “person” or “group” (within the meaning of Section 13(d) and 14(d) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than a Permitted Holder (as defined in the Note Purchase Agreement), becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 50% of the outstanding voting securities of the Company having the right to vote for the election of members of the Board, (ii) any reorganization, merger or consolidation of the Company in connection with which all of the Company’s Common Stock is exchanged for, converted into, acquired for, or constitutes solely the right to receive other securities, cash or other property, other than a transaction or series of related transactions in which the holders of the voting securities of the Company outstanding immediately prior to such transaction or series of related transactions retain, immediately after such transaction or series of related transactions, at least a majority of the total voting power represented by the outstanding voting securities of the Company or such other surviving or resulting entity or (iii) a sale, lease or other disposition of all or substantially all of the assets of the Company and any “person” or group” (as defined in clause (i)) is or becomes the “beneficial owner” (as defined in clause (i)) of more than 50% of the outstanding voting securities of the transferee in such sale, lease or disposition of assets, as the case may be. Notwithstanding the above, a financing or reincorporation transaction solely for purposes of changing the Company’s state of incorporation shall not be deemed a Change of Control.

1.4	No Setoff

All payments shall be made in immediately available funds without setoff, counterclaim or other deduction of any nature whatsoever.

1.5	Ranking

The Company and Investor agree that this Note is a senior unsecured obligation of the Company ranking pari passu in right of payment with all other senior unsecured obligations of the Company.

2	Conversion

2.1	Automatic Conversion

Upon the later of (x) December 1, 2024 and (y) the satisfaction of the Conversion Conditions (as defined in the Note Purchase Agreement) (the later of clauses (x) and (y), the “Conversion Condition Satisfaction Date”), the Principal Amount plus any accrued and unpaid Interest (collectively, the “Outstanding Amount”) shall automatically be converted into a number of shares of the Company’s Class A common stock, $0.001 par value per share (the “Conversion Shares”) to be determined in accordance with Section 2.2 hereof. The date on which the Outstanding Amount shall automatically convert into the Conversion Shares (the “Conversion”) shall be referred to as the “Conversion Date.”

2.2	Calculation of Conversion Shares and Conversion Price

The total number of Conversion Shares to be issued pursuant to the Conversion shall be the lesser of:

2.2.1

The sum of (i) half of the Outstanding Amount divided by the Part One Conversion Price (as defined below) plus (ii) half of the Outstanding Amount divided by the Part Two Conversion Price (as defined below); and

2.2.2	199,791,894 (the “Nasdaq 19.99% Cap” and such Conversion Shares up to the Nasdaq 19.99% Cap, the “Capped Conversion Shares”).

To the extent the total number of Conversion Shares that would have been issuable pursuant to Section 2.2.1 above is greater than the number of Capped Conversion Shares (such number of Conversion Shares in excess of the Capped Conversion Shares, the “Excess Conversion Shares”), then the Company shall issue the Capped Conversion Shares to Investor and, unless each of the Company and Investor mutually agree otherwise (i) the portion of the Note attributable to the Excess Conversion Shares shall remain outstanding and otherwise subject to the terms of the Note and (ii) the Company shall use commercially reasonable efforts to hold a special shareholder meeting seeking shareholder approval in respect of the issuance of the Excess Conversion Shares to Investor; provided that if such shareholder approval is not obtained within sixty (60) days after the Conversion Date, the Investor may elect by written notice to the Company to require the Company to instead pay in cash to Investor an amount equal to the product of (x) the Part Two Conversion Price and (y) the number of Excess Conversion Shares.

The “Part One Conversion Price” shall mean the arithmetic average of the Daily VWAP for the thirty (30) trading days prior to but not including the Effective Date.

The “Part Two Conversion Price” shall mean the arithmetic average of the Daily VWAP for the forty-five (45) trading days prior to but not including the Conversion Condition Satisfaction Date. The Part One Conversion Price and the Part Two Conversion Price shall be referred to collectively as the “Conversion Price.”

For purposes of this Section 2.2, “Daily VWAP” means the volume-weighted average price per Share as displayed under the heading “Bloomberg VWAP” on the Bloomberg page of the Company (or, if such page is not available, its equivalent successor page) in respect of the period beginning at 9:30:01 a.m., New York time (or such other time as the Nasdaq Global Select Market (the “Principal Market”) publicly announces is the official open of trading) and ending at 4:00:00 p.m., New York time (or such other time as the Principal Market publicly announces is the official close of trading) over the applicable thirty (30) trading day or forty-five (45) trading day period. If such volume-weighted average price per Share is unavailable, the Daily VWAP shall mean the market value per Share as determined, using a volume-weighted average price method, by a nationally recognized independent investment banking firm selected by Investor.

2.3	Adjustment to Conversion Price

If the Company at any time prior to the Conversion Date: (1) subdivides (by any stock split, stock dividend, recapitalization or otherwise) its outstanding Shares into a greater number of Shares, (2) combines (by combination, reverse stock split or otherwise) its outstanding Shares into a smaller number of Shares, (3) pays a dividend on its Shares payable in Shares or otherwise makes a distribution on any class of capital stock that is payable in Shares, then in each such case the Conversion Price used in connection with the Conversion shall be proportionally adjusted by the Company in good faith as necessary. Whenever the Conversion Price is adjusted pursuant to this Section 2.3, the Company shall promptly deliver to Investor a written notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

2.4	Conversion Procedure

On the business day following the Conversion Condition Satisfaction Date, the Company shall provide written notice to Investor (i) notifying Investor of the Conversion, (ii) specifying the Part One Conversion Price and the Part Two Conversion Price, (iii) specifying the expected Conversion Date and number of Conversion Shares to be issued and (iv) certifying that the Conversion Conditions have been satisfied (the “Conversion Notice”). Promptly following receipt of the Conversion Notice, Investor shall deliver this Note to the Company for cancellation. The Company shall use commercially reasonable efforts to issue and deliver to Investor, as soon as practicable and in any event no later than five (5) business days thereafter, a certificate or certificates (or, if the Conversion Shares are not certificated, the Company shall deliver, or cause its transfer agent to deliver, to Investor an electronic direct registration system statement evidencing the registration of the Conversion Shares in the name of Investor on the books and records of the Company or its transfer agent) for the number of Conversion Shares to which Investor shall be entitled upon the Conversion.

No fractional Conversion Shares shall be issued upon the Conversion hereof. In lieu of issuing any fractional Conversion Shares to Investor upon the Conversion hereof, the Company shall pay to Investor an amount equal to the product obtained by multiplying the applicable Conversion Price by the fraction of a Conversion Share not issued pursuant to the previous sentence. Upon Conversion of this Note in full, the Company shall be forever released from all of its obligations and liabilities under this Note.

2.5	Conditions to Conversion

Except as set forth in Section 2.6, the obligations of the Company and Investor to effectuate the Conversion pursuant to the terms hereof are subject to the satisfaction of the Conversion Conditions as set out in Section 2 of the Note Purchase Agreement.

2.6	Early Conversion

2.6.1

In the event of the announcement of a transaction constituting a Change of Control (as defined in Section 1.3.3) at any time following the satisfaction of the Conversion Conditions but prior to December 1, 2024, Investor may elect (assuming Investor has not elected to cause repayment of the Note pursuant to Section 1.3.3) by written notice to the Company (the “Early Conversion Request”) to cause the Outstanding Amount (calculated to, but not including, the date of conversion) to be converted into a number of Conversion Shares to be determined in accordance with Section 2.2 hereof, except that, solely for purposes of a conversion under this Section 2.6 (the “Early Conversion”), the “Part Two Conversion Price” shall mean the arithmetic average of the Daily VWAP for the thirty (30) trading days prior to but not including the announcement of the transaction constituting such Change of Control.

2.6.2	The provisions of Section 2.3 and Section 2.4 shall apply to the Early Conversion as if such Early Conversion were the Conversion, except in the following respects:

(i)

On the business day following delivery of the Early Conversion Request, the Company shall provide written notice to Investor specifying (i) the Part One Conversion Price and the Part Two Conversion Price, (ii) the expected date on which the Conversion Shares will be delivered to Investor in connection with the Early Conversion and (iii) the expected date on which the transaction constituting the Change of Control is expected to be consummated (the “Early Conversion Notice”).

(ii)

The Company shall use commercially reasonable efforts to issue and deliver to Investor, as soon as practicable and in any event no later than five (5) business days after delivery of the Early Conversion Notice, a certificate or certificates (or, if the Conversion Shares are not certificated, the Company shall deliver, or cause its transfer agent to deliver, to Investor an electronic direct registration system statement evidencing the registration of the Conversion Shares in the name of Investor on the books and records of the Company or its transfer agent) for the number of Conversion Shares to which Investor shall be entitled upon the Early Conversion.

3	Default

3.1	Events of Default

The occurrence of any of the following prior to the Conversion of this Note constitutes an “Event of Default” hereunder: (a) the Company fails or refuses to promptly effect the Conversion on the Conversion Date or to promptly deliver the Conversion Shares to Investor pursuant to Section 2 hereof; (b) if no Conversion has occurred, the Company fails to pay the Outstanding Amount due hereunder on the Maturity Date and such payment has not been made within ten (10) business of the Company’s receipt of written notice to the Company of such failure to pay; (c) the Company breaches in a material respect a representation or warranty contained in Section 3 of the Note Purchase Agreement where such breach would reasonably be expected to have a Material Adverse Effect (d) the Company enters into Voluntary Bankruptcy or Insolvency Proceedings or (e) the Company enters into Involuntary Bankruptcy or Insolvency Proceedings.

For purposes of this Section 3.1: (a) “Voluntary Bankruptcy or Insolvency Proceedings” occur where the Company (i) applies for or consents to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) admits in writing its inability to pay its debts generally as they mature, (iii) makes a general assignment for the benefit of its or any of its creditors, (iv) is dissolved or liquidated, (v) commences a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it, or (vi) takes any action for the purpose of effecting any of the foregoing; (b) “Involuntary Bankruptcy or Insolvency Proceedings” occur where proceedings for the appointment of a receiver, trustee, liquidator or custodian of the Company, or of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to the Company or any of its “significant subsidiaries,” if any, or the debts thereof under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and such involuntary case or other proceeding shall remain undismissed, unstayed or not fully bonded for a period of sixty (60) consecutive days.

For purposes of this Section 3.1, “significant subsidiary” means any subsidiary that constitutes a “significant subsidiary” (as defined in Rule 1-02(w) of Regulation S-X under the Exchange Act) of the Company; provided, however, that, if a subsidiary meets the criteria of clause (1)(iii) of the definition of “significant subsidiary” in Rule 1-02(w) but not clause (1)(i) or (1)(ii) thereof (or, if applicable, the respective successor clauses to the aforementioned clauses), then such subsidiary will be deemed not to be a significant subsidiary of the Company unless such subsidiary’s income from continuing operations before income taxes, exclusive of amounts attributable to any non-controlling interests, for the last completed fiscal year before the date of determination exceeds $100,000,000.

3.2	Cross-Default

Notwithstanding anything to the contrary contained in this Note, a breach or default by the Company or any of its subsidiaries of any covenant or other term or condition contained in any of the Other Agreements, the principal amount of such other debt becomes accelerated and immediately due and payable as a result of such breach or default, after the passage of all applicable notice and cure or grace periods, shall, at the option of Investor, be considered an Event of Default under this Note, in which event the Holder shall be entitled (but in no event required) to apply all rights and remedies of the Holder under the terms of this Note by reason of a default under said Other Agreement or hereunder.

For purposes of this Section 3.2, “Other Agreements” means, collectively, all notes, loans, agreements or other instruments between, among or by the Company or any of its subsidiaries and any other third party evidencing any indebtedness for borrowed money of the Company or any of its subsidiaries in an amount exceeding $100,000,000.

3.3	Investor’s Actions Upon Default

Upon the occurrence of any Event of Default, Investor, at its option, may accelerate payment of the Outstanding Amount, causing the same to become immediately due and payable, upon written notice to the Company, but without further demand, notice or other action by Investor. In such case, Investor shall have all rights available to it under applicable law. This Section 3.3 shall not limit Investor’s rights to seek equitable relief, including specific performance, upon an Event of Default.

4	Company’s Right to Call Note and Investor’s Right to Put Note

In the event that the Conversion Conditions have not been satisfied as of the date falling one year after the Effective Date (the “Optional Prepayment Date”), then on the Optional Prepayment Date, (i) the Company, at its option, may elect by written notice to Investor to prepay the Outstanding Amount (calculated to, but not including, the date of prepayment) in full on or about the Optional Prepayment Date (but, for the avoidance of doubt, within ten (10) days of the Optional Prepayment Date) and (ii) Investor, at its option, may elect by written notice to the Company to accelerate payment of the Outstanding Amount (calculated to, but not including, the date of repayment), causing the same to become due and payable in full (without further demand, notice or other action by Investor) and the Company shall thereafter prepay such Outstanding Amount on a date that is no more than three (3) months after the Optional Prepayment Date; provided that if the Company and Investor are continuing mutually and in good faith to pursue the satisfaction of the Conversion Conditions as of the Optional Prepayment Date, then the Optional Prepayment Date will automatically be extended by six (6) months (the “Extended Optional Prepayment Date”). Upon payment of the Outstanding Amount to Investor pursuant to either clause (i) or (ii) of this Section 4, this Note shall be terminated and deemed null and void.

5	Miscellaneous

5.1	Notices

Any notice to the Company or Investor hereunder must be provided in the manner set forth in Section 10.1 of the Note Purchase Agreement.

5.2	Successors and Assigns

The rights and obligations of the Company and Investor under this Note will bind and benefit their respective successors and assigns. Neither this Note nor any rights, interests or obligations hereunder may be assigned or otherwise transferred by either the Company or Investor, by operation of law or otherwise, in whole or in part, without the other’s prior written consent. Notwithstanding the foregoing, no consent of the Company is required for an assignment or transfer by Investor of this Note or the Conversion Shares, in whole or in part, to (i) an affiliate of Investor or (ii) a successor-in-interest of Investor by reason of merger or consolidation or sale of all or substantially all of the assets of Investor relating to the subject matter of this Note; provided that following such transfer, the transferee shall be deemed an “Investor” for all purposes under this Agreement, including all rights and obligations associated therewith.

5.3	Amendment and Waiver

No amendment, modification or supplement of any provision of this Note will be valid or effective unless made in writing and signed by a duly authorized officer of each party hereto. Delay or failure to exercise any right may not be construed as waiver of such or any other right, nor will a waiver of a breach or provision constitute a continuing waiver or a waiver of any other breach or provision.

5.4	Severability

If any provision of this Note shall for any reason be invalid, illegal or unenforceable, such provision shall not affect any other provision of this Note, and the remaining provisions of this Note shall remain in full force and effect.

5.5	Governing Law

This Note shall be governed by the laws of New York, without regard to its principles of conflicts of law.

5.6	Jurisdiction and Venue

Each of the parties: (a) submits to the jurisdiction of any court of the United States located in the State of New York (or, if any such court of the United States located in the State of New York declines to accept jurisdiction over a particular matter, any state court located in the State of New York) in any legal suit, action or proceeding arising out of or relating to this Note; (b) agrees that all claims in respect of the action or proceeding shall be heard or determined in such court; and (c) agrees not to bring any action or proceeding arising out of or relating to this Note in any other court. Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Any party may make service on any other party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 10.1 of the Note Purchase Agreement. Each party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law. Nothing in this Note shall affect the right to serve process in any other manner permitted by law, statute, rule or regulation. To the extent provided by any law, statute, rule or regulation, should either party, after being so served, fail to appear or answer to any summons, complaint, process or papers so served within the number of days prescribed by law after the mailing thereof, such party shall be deemed in default and an order or judgment may be entered by the court against such party as demanded or prayed for in such summons, complaint, process or papers.

5.7	Waiver of Right to Jury Trial

THE PARTIES TO THIS NOTE WAIVE (TO THE EXTENT PERMITTED BY APPLICABLE LAW) TRIAL BY JURY IN ANY LITIGATION IN ANY COURT WITH RESPECT TO, IN CONNECTION WITH, OR ARISING OUT OF THIS NOTE, OR THE MATTERS COVERED BY THIS NOTE AND HEREBY AGREE THAT THIS SECTION IS A SPECIFIC AND MATERIAL ASPECT OF THIS NOTE AND ACKNOWLEDGE THAT THEY WOULD NOT ENTER INTO THIS NOTE IF THIS SECTION WERE NOT PART OF THIS NOTE.

[Signatures on Following Page]

The Company and Investor have caused this Note to be issued as of the date first written above.

RIVIAN AUTOMOTIVE, INC.

By:
Name:	Claire McDonough
Title:	Chief Financial Officer

VOLKSWAGEN INTERNATIONAL AMERICA INC.

By:
Name:	Christopher McGee
Title:	Director

By:
Name:	Lauren Kincaid
Title:	President and Secretary

[Signature Page to Note]